EXHIBIT 10.22

                                Power Photo Baby
                             Installation Agreement


In the matter of the placement of one multi-image photo kiosk, we the undersigned hereby agree to the following terms:

o Power Photo Kiosks Inc. (PPK) will deliver one, fully operational photo kiosk to the locations specified on the attachment.

o The Hospital will select the locations for the unit and once in place they will not be moved unless a PPK technician is present to assist.

o A dedicated phone line will be installed to each Kiosk for the purpose of reporting and diagnostics.

o The Kiosk shall be installed by technicians of Power Photo and shall be thoroughly checked and put in working order. The Kiosk will be included in the Hospitals standard visual maintenance program to ensure the kiosks are presented in a manner keeping with their high standards.

o Technicians of Power Photo Kiosks will train Hospital staff in the areas of replacing photographic paper and general knowledge and full operation of the Kiosk. Additional paper will be supplied on as needed basis and will be stocked with sufficient paper. Two additional rolls will be in stock at all times.

o Power Photo Kiosks Inc. will provide all service and support. The Kiosk will be on line and will have a number of functions routinely checked, however, if at anytime the kiosk is not in working order, we request that a Hospital representative will contact Power Photo at the numbers provided.

o Power Photo Kiosks Inc. reserves the right to use the monitors and panels for advertising purposes. Clark Memorial Hospital, would approve all advertisements, and, would share in the revenues received. No other use will be allowed for the Kiosk, i.e. cross promotion without the written consent of Power Photo Kiosks Inc.

o Power Photo Kiosks carries a public liability policy for two million dollars. Clark Memorial Hospital, agrees to include the kiosks in its blanket insurance policy covering fire and theft.



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o    Net profits  from the Kiosk  picture  taking  revenue,  will be  calculated monthly and divided on a 60/40 basis, by the 15th of the following month. Payment, to be arranged. Advertising revenue will be calculated, and commissions paid on a quarterly basis.

o See attached for formula for package breakdowns. Media per sheet costs are subject to change with 60 days notice.

o This agreement will remain in effect for the period of three years, from the date of signing, but may be terminated by either party with a written notice of 10 days, at which time Power Photo Kiosks will remove the Kiosks from the premises at the requesting parties expense.



Agreed this           15               day of   January           2001.
            ------------------------           ------------------




For: Clark Memorial Hospital               For:  Power Photo Kiosks Inc.



Name  Martin Padget                        Name   Ronald Terry Cooke




 /s/ Martin Padget                         /s/ Ronald Terry Cooke
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Signature                                    Signature



V.P.                                         President & CEO
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Title                                                Title